February 20, 1998



          Board of Directors of Dominion Bridge Corporation
          C/o Mr. K. Mitchell Posner
          Managing Director
          Legg Mason Wood Walker, Incorporated
          1735 Market Street, Suite 1100
          Philadelphia, Pennsylvania 19103

          RE:  LETTER OF INTENT
               DOMINION BRIDGE CORPORATION

          Gentlemen:

                    This letter sets forth the mutual intentions of American Eco Corporation, an Ontario, Canada corporation ("American Eco"), and Dominion Bridge Corporation, a Delaware corporation ("Dominion Bridge"), with respect to (a) the purchase of US $5 million of Dominion Bridge common stock by American Eco (the "Dominion Bridge Stock Purchase"), (b) a working capital loan facility to be provided by American Eco to Dominion Bridge (the "Loan Transaction"), (c) the engagement of American Eco to provide certain management services to Dominion Bridge ("the "Management Arrangement"), and (d) the acquisition by American Eco of the business and assets of Dominion Bridge (the "Acquisition Transaction" and, collectively, the "Transactions"). The terms and conditions set forth in this letter, in the time schedule attached hereto (the "Time Schedule") and in the letter agreement, dated February 18, 1998 (the "Letter Agreement"), shall supersede the terms and conditions contained in our letters of January 15, 1998, January 28, 1998 and February 2, 1998 with respect to the proposed Transactions.

                    Upon your execution and return of this letter, the parties intend to negotiate in good faith one or more definitive agreements reflecting the Transactions, the basic terms of which will be as follows:

          1.   The Dominion Bridge Stock Purchase
               ----------------------------------

                    1.01 Purchase of Common Stock.  (a) American Eco will
                         ------------------------
          purchase, in a private placement, 1,923,077 units at a purchase price of US $2.60 per unit. Each unit will consist of (a) one share of Dominion Bridge common stock; and (b) 1/10 of a Dominion Bridge common stock purchase warrant. Each whole warrant will entitle American Eco to purchase one additional share of Dominion Bridge Common Stock at a purchase price of US $3.00 per share (subject to customary anti-dilution provisions), exercisable for a period of three years following the date of its original issuance. American Eco shall have the right to require Dominion Bridge to register the purchased shares of Dominion Bridge common stock, as well as the shares of Dominion Bridge common stock underlying the warrants under the US Securities Act of 1933, as amended (the "Securities Act"); provided, however that Dominion
                                          --------  -------
          Bridge shall not be required to commence such registration process unless and until American Eco and Dominion Bridge shall terminate their negotiations (or any definitive agreement) with respect to the Acquisition Transaction. Should the $5 million gross proceeds from the above-mentioned stock purchase not be received by Dominion Bridge in an account designated by it by 5:00 PM, Montreal time, on February 20, 1998, this letter of intent shall be null and void ab initio.

                    (b) Upon consummation of the Dominion Bridge Stock Purchase, the Board of Directors of Dominion Bridge shall elect Michael E. McGinnis as the representative of American Eco to serve on Dominion Bridge's Board of Directors and on the Executive Committee thereof.

                    1.02 Documentation.  The specific terms of the Dominion
                         -------------
          Bridge Stock Purchase shall be included in a mutually acceptable subscription agreement (and a related warrant agreement) which shall contain the provisions outlined above and such other terms, conditions and provisions customary for such a stock purchase transaction, including representations, warranties and affirmative and negative covenants.

          2.   The Loan Transaction
               --------------------

                    2.01 Amount. American Eco will provide Dominion Bridge
                         ------
          with a loan facility (the "Loan Facility") of up to US $25 million. The specific amount that may be borrowed by Dominion Bridge pursuant to the Loan Facility shall be determined by American Eco and the Executive Committee of the Dominion Bridge Board of Directors based upon their mutual assessment of the working capital requirements of Dominion Bridge; provided,
                                                           --------
          however, that a minimum of US $10 million shall be (a) placed in
          -------
          trust by American Eco by March 5, 1998, and (b) funded by American Eco under the Loan Facility by March 23, 1998.

                    2.02 Interest Rate; Term.  Outstanding borrowings under
                         -------------------
          the Loan Facility shall bear interest at the rate of 9% per annum, payable monthly in arrears on the last day of each calendar month (or on such other day of the month which is consistent with Dominion Bridge's payment obligations under its existing loan facility with The Bank of New York ("BNY")). The Loan Facility shall terminate, and all borrowings thereunder shall be repaid to American Eco, on the first anniversary of Dominion Bridge's initial borrowing under the Loan Facility (the "Termination Date"); provided, however, that (a) if American Eco
                               --------  -------
          and Dominion Bridge shall terminate their negotiations with respect to the Acquisition Transaction, Dominion Bridge shall not be permitted to make any additional borrowings under the Loan Facility and all outstanding amounts thereunder (together with accrued interest thereon) shall be repaid in twelve consecutive monthly payments of equal amount, commencing on the last day of the month during which such negotiations were terminated, and (b) if Dominion Bridge shall consummate a Third-Party Acquisition Transaction (as defined in Paragraph 4.07 below) with a third party prior to the Termination Date, the Loan Facility shall terminate and the outstanding principal amount thereunder, together with accrued interest thereon and any fees thereunder, shall be repaid on the closing date of such Third-Party Acquisition Transaction.

                    2.03 Security.  As security for the loans to be made by
                         --------
          American Eco under the Loan Facility, Dominion Bridge shall grant American Eco a pledge and security interest in all of its properties and assets, subject only to the prior pledge and security interest granted by Dominion Bridge to BNY pursuant to Dominion Bridge's existing loan with BNY.

                    2.04 Warrants.  Concurrently with the closing of the
                         --------
          Loan Facility, Dominion Bridge shall authorize the issuance to American Eco of warrants (the "Warrants") to purchase up to 10% of the outstanding shares of Dominion Bridge Common Stock as of the closing date of the Loan Facility. The number of Warrants to be issued will be based, pro rata, upon the maximum amount of Dominion Bridge's outstanding borrowings under the Loan Facility during the term thereof, less pass-through costs as described in Paragraph 2.05 below (the "Peak Borrowing") (e.g., if Dominion Bridge's Peak Borrowing is US $25 million, American Eco will receive Warrants to purchase 10% of the outstanding Common Stock of Dominion Bridge; if Dominion Bridge's Peak Borrowing is US $12.5 million, American Eco will receive Warrants to purchase 5% of the outstanding Common Stock of Dominion Bridge). Dominion Bridge shall issue such Warrants to American Eco (a) at the time of Dominion Bridge's initial borrowing under the Loan Facility, and (b) at the time of each subsequent borrowing which results in a new Peak Borrowing under the Loan Facility. The Warrants shall be exercisable for a period of two years following the date of their original issuance at an exercise price of US $3.00 per share, subject to customary anti-dilution provisions. American Eco shall have the right to require Dominion Bridge to register the shares of Dominion Bridge common stock underlying the Warrants under the US Securities Act of 1933, as amended; provided, however that Dominion Bridge shall not be required to
          --------  -------
          commence such registration process unless and until American Eco and Dominion Bridge shall terminate their negotiations (or any definitive agreement) with respect to the Acquisition Transaction.

                    2.05 Pass-through of Funding Costs.  All fees and costs
                         -----------------------------
          borne by American Eco in obtaining such funds shall be passed-through to Dominion Bridge and shall be included in, and deducted from, the amounts to be borrowed by Dominion Bridge under the Loan Facility. Such fees and costs shall be documented to Dominion Bridge and shall be based, pro rata, upon Dominion Bridge's Peak Borrowing under the Loan Facility (e.g., if Dominion Bridge's Peak Borrowing is US $25 million, Dominion Bridge shall pay all of such fees and costs; if Dominion Bridge's Peak Borrowing is US $12.5 million, Dominion Bridge shall pay 50% of such fees and costs); provided, however, that, assuming a Peak
                                   --------  -------
          Borrowing of US $25 million, Dominion Bridge shall not be required to pay more than US $1.2 million in fees and costs.

                    2.06 Documentation.  The specific terms of the Loan
                         -------------
          Transaction shall be included in either (a) a mutually acceptable direct loan agreement (and related agreements) between American Eco and Dominion Bridge, or (b) a mutually acceptable amendment to Dominion Bridge's existing loan agreement with BNY pursuant to which American Eco will become a subordinated lender thereunder. In either case, the loan documentation shall contain the provisions outlined above and such other terms, conditions and provisions customary for such a Loan Transaction, including representations, warranties, affirmative and negative covenants, default provisions and remedies. The obligation of American Eco to enter into the Loan Facility shall be subject to the execution of a satisfactory subdivision and inter-creditor agreement with BNY, and the consents of the third parties, as required by Dominion Bridge and American Eco. Upon the execution and return of this letter of intent by Dominion Bridge, American Eco will promptly commence discussions with BNY with a view to implementation of the Loan Facility as soon as practicable.

          3.   The Management Transaction
               --------------------------

                    3.01 Services to be Provided.  American Eco will
                         -----------------------
          provide Dominion Bridge with management services in connection with its ongoing, day-to-day operations. During the term of American Eco's engagement, American Eco shall, subject to the general supervision and control of the Executive Committee of the Board of Directors of Dominion Bridge, furnish Dominion Bridge with the following management services: (i) financing and administrative support services, including oversight of collection of accounts receivable and payment of accounts payable; (ii) marketing administration and support services;
          (iii) human resources management; and (iv) oversight and administration of Dominion Bridge's operating units. In order to facilitate the provision of these services, the Chief Executive and Chief Financial Officers of American Eco shall be given responsibilities within Dominion Bridge's organization which are customarily performed by a corporation's Chief Executive and Chief Financial Officers, respectively.

                    3.02 Term.   American Eco's engagement to provide
                         ----
          management services for Dominion Bridge shall commence upon the execution by the parties of definitive agreements with respect to the Transactions and shall terminate upon the later to occur of
          (i) the termination of the Loan Facility and the repayment of all outstanding borrowings thereunder, or (ii) the termination by American Eco and Dominion Bridge of their discussions (and any definitive agreement) with respect to the Acquisition Transaction.

                    3.03 Management Fee.  As compensation for the
                         --------------
          management services to be rendered by American Eco to Dominion Bridge, Dominion Bridge shall (i) pay to American Eco a management fee of US $100,000 per month, and (ii) reimburse American Eco for all reasonable out-of-pocket expenses and disbursements incurred in rendering such services; provided,
                                                             --------
          however, that (a) such management fee shall be increased to
          -------
          $250,000 if the parties shall terminate their discussions (and any definitive agreement) with respect to the Acquisition Transaction, and (b) such out-of-pocket expenses and disbursements shall not include the hourly costs of American Eco's personnel when engaged in performing the management services.

                    3.04 Documentation.  The specific terms of the
                         -------------
          Management Arrangement shall be included in a mutually acceptable management services agreement which shall contain the provisions outlined above and such other terms, conditions and provisions customary for such a management relationship, including representations, warranties, affirmative and negative covenants and indemnification provisions.

          4.   The Acquisition Transaction
               ---------------------------

                    4.01 Form of Transaction.  American Eco (or a wholly-
                         -------------------
          owned subsidiary) and Dominion Bridge will enter into a merger or other mutually acceptable transaction providing for the acquisition by American Eco of the business and assets of Dominion Bridge.

                    4.02 Purchase Price.  As consideration for the
                         --------------
          Acquisition Transaction, American Eco will issue to the stockholders of Dominion Bridge convertible notes (the "Convertible Notes") in the principal amount of US $3.00 for each outstanding share of Dominion Bridge common stock as of the closing. The parties intend to investigate the possibility of restructuring the consideration so that the transaction will be tax-free to the holders of Dominion Bridge common stock.

                    4.03 Terms of Convertible Notes.  (a) The Convertible
                         --------------------------
          Notes will bear interest at the rate of 7-1/2% per annum (payable quarterly in arrears) and the Convertible Notes will be payable three years after the closing date of the Acquisition
          Transaction.

                    (b) The Convertible Notes will, at the option of the holder, be convertible into American Eco common stock at a conversion rate of US $15 per share, subject to standard anti-dilution provisions, as follows: (i) commencing 180 days following the issuance date, one-third of each holder's Convertible Notes will be convertible, (ii) commencing 360 days following the issuance date, two-thirds of each holder's Convertible Notes will be convertible, and (iii) commencing 540 days following the issuance date, all of the Convertible Notes will be convertible. American Eco will have the right to force conversion at a rate of US $15 per share of American Eco common stock if the average closing price of American Eco common stock on the Nasdaq National Market shall equal or exceed US $16.00 per share for any twenty consecutive-day trading period, and the Convertible Notes are in good standing and not in arrears.

                    (c) Upon 60 days prior written notice to the holders, American Eco will have the right to redeem the outstanding Convertible Notes, at US$3.00, plus accrued and unpaid interest; provided, however, that, following the receipt of such notice and
          --------  -------
          prior to the date set for redemption, the holders shall have the right to convert all or a portion of their Convertible Notes into American Eco common stock at a rate of US $15 per share of American Eco common stock.

                    (d) Both the Convertible Notes and the underlying shares of American Eco common stock will be registered under the Securities Act and will be listed on the Nasdaq National Market or such national securities exchange or market system as such shares are then listed or traded, prior to the closing of the Acquisition Transaction.

                    4.04 Due Diligence. We are confident that the results
                         -------------
          of our due diligence, thus far, have provided us with the necessary comfort to move forward with this transaction. However, American Eco will continue with its due diligence investigation of Dominion Bridge promptly following Dominion Bridge's execution and delivery of this letter of intent in accordance with the letter, dated November 29, 1997, from Legg, Mason, Wood Walker, Incorporated to American Eco, the terms of which letter are incorporated herein.

                    Subject to the execution by Dominion Bridge of a satisfactory confidentiality agreement, American Eco shall make available to Dominion Bridge and its representatives, at reasonable times, all information relating to its business which Dominion Bridge or its representatives may reasonably request in order to evaluate the Acquisition Transaction.

                    4.05 Conduct of Business.  Dominion Bridge will, from
                         -------------------
          and after the date it accepts and agrees to the terms herein, conduct its business in the ordinary course and in substantially the same manner as previously conducted, including not making any changes in its capital stock. Dominion Bridge shall keep American Eco advised of any and all material developments in its business in addition to any information employees of American Eco may learn by reason of the management arrangement. Dominion Bridge shall use its reasonable best efforts to preserve in full force and effect its franchises, licenses, permits, contracts, and the goodwill of its suppliers, employees, customers and others having business relationships with Dominion Bridge.

                    4.06 Conditions to Acquisition.  The consummation of
                         -------------------------
          the Acquisition Transaction will be subject, among other things, to (a) the approval of the acquisition by the Board of Directors and shareholders of Dominion Bridge; (b) the agreement of beneficial owners of more than 5% of the outstanding Dominion Bridge common stock to vote their shares for approval of the Acquisition Transaction, (c) the approval of the acquisition by the Board of Directors and, if required, shareholders of American Eco; and (d) the receipt of all consents, approvals, clearances and other authorizations necessary to consummate the acquisition, including (i) compliance with the Hart-Scott-Rodino Antitrust Improvements Act and the Australian Corporations Law; (ii) the consent of the Province of Quebec Finance Administration; and
          (iii) clearance by the U.S. Securities and Exchange Commission and any required Canadian authorities of definitive proxy material for the Dominion Bridge stockholders meeting and of the registration statement for the Convertible Notes (including receipt of any required valuation or fairness opinion); and (iv) the consent of the respective lenders of American Eco and Dominion Bridge. Upon the execution by the parties of a definitive acquisition agreement, American Eco will promptly apply to the Australian Securities Commission for relief from the requirements of the Australian Corporations Law.

                    4.07 Exclusive Dealing.  (a) In order to induce
                         -----------------
          American Eco to expend the out-of-pocket expenses necessary for its due diligence investigation of Dominion Bridge and the drafting of definitive agreements reflecting the Transactions, Dominion Bridge agrees that (a) Dominion Bridge and its officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any parties conducted heretofore with respect to any Third-Party Acquisition Transaction (as defined below) and cause any such party in possession of confidential information about Dominion Bridge that was furnished by or on behalf of Dominion Bridge or its agents with respect to a possible Third-Party Acquisition Transaction to return or destroy all such information in the possession of any such party or in the possession of any agent or adviser of any such party; and (b) Dominion Bridge and its subsidiaries, and their respective officers, directors, employees, representatives and agents, will not solicit, initiate, encourage, continue or enter into negotiations or discussions of any type, directly or indirectly, with, or furnish any information or data to, any person, firm or corporation relating to a Third-Party Acquisition Transaction; provided,
                                                             --------
          however, that if Dominion Bridge receives an unsolicited written
          -------
          bona fide proposal for a Third-Party Acquisition Transaction, Dominion Bridge may participate in discussions or negotiations with, or furnish information to, such third party pursuant to an appropriate confidentiality agreement if the Board of Directors of Dominion Bridge concludes in good faith, based upon written advice of outside counsel, that the failure to provide such information or participate in such discussions or negotiations would cause the members of the Board of Directors to breach their fiduciary duties to Dominion Bridge's stockholders. Dominion Bridge shall promptly provide American Eco with a copy of any written proposal with respect to a Third-Party Acquisition Transaction received and inform American Eco of the status and content of any discussion with such third party. Representatives of American Eco, as part of the management services they are to render to Dominion Bridge pursuant to Paragraph 3.01 herein, will, at the request of Dominion Bridge s Board of Directors, cooperate in the due diligence requests of any such third party for information which is part of the records of Dominion Bridge.

                    (b) If, (i) during the period commencing on the date hereof and ending on the Termination Date (as defined in Paragraph 5.04 below) (the Exclusivity Period ), Dominion Bridge or its directors, officers or employees shall (a) breach their obligations in Paragraph 4.07(a) above, or (b) participate in discussions or negotiations with, or furnish information to, a third party in accordance with the proviso in Paragraph 4.07(a) above, and (ii) within one year after the Termination Date
                 ---
          Dominion Bridge's Board of Directors shall authorize entry into an agreement with any person or entity with which it had such discussions or negotiations during the Exclusivity Period, or shall recommend acceptance of, or shall fail to recommend rejection of, a tender offer or exchange offer that, if successful, would result in a Third-Party Acquisition Transaction, or a Third-Party Acquisition Transaction otherwise shall have been consummated (each, a "Payment Event"), then Dominion Bridge shall pay to American Eco a fee of US $3,500,000 (such fee to be payable by wire transfer of immediately available funds upon the closing of any such Payment Event.) Nothing contained in this Paragraph 4.07 shall constitute or shall be deemed to constitute liquidated damages.

                    (c) For purposes of this Paragraph 4.07, "Third-Party Acquisition Transaction" shall mean any bona fide proposal made by a third party to acquire (i) beneficial ownership (as defined under Rule 13(d) of the Securities Exchange Act of 1934, as amended) of a majority or greater equity interest in Dominion Bridge pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction involving Dominion Bridge including, without limitation, any single or multi-step transaction which is structured in good faith to permit such third party to acquire beneficial ownership of a majority or greater equity interest in Dominion Bridge, or (ii) 50% or more of Dominion Bridge's business (measured by revenues for the preceding fiscal year or the current fiscal year through the last complete fiscal quarter preceding such proposal) or consolidated assets of Dominion Bridge.

                    4.08 Documentation.  The specific terms of the
                         -------------
          Acquisition Transaction between Dominion Bridge and American Eco shall be included in a mutually acceptable acquisition agreement which shall contain the provisions outlined above and such other terms, conditions and provisions customary for such a transaction, including (i) representations and warranties as to the business, operations and historical financial position and results of operations of the parties; (ii) compliance with all applicable laws and regulations by the parties; (iii) the obtaining of all necessary consents and approvals by the parties for the Acquisition Transaction; (iv) the absence of any adverse material change in the financial condition, operations or prospects of each party from that represented to the other party;
          (v) the compliance by the parties with all contracts, licenses and real property leases and the enforceability thereof against each other party thereto; (vi) the absence of regulatory problems; and (vii) such other representations and warranties, conditions precedent and opinions of legal counsel customary to a transaction of this kind. The acquisition agreement shall contain a termination provision which shall state, among other things, that the acquisition agreement (and the parties' obligation to consummate the Acquisition Transaction) shall terminate six months after the execution date of the acquisition agreement, subject to extension by the mutual agreement of the parties.

          5.   General
               -------

                    5.01 Expenses.  Each party hereto shall bear its own
                         --------
          costs and expenses including, without limitation, costs and expenses with respect to legal, accounting, investment banking and due diligence, in connection with the investigation, negotiation and consummation of the Transactions.

                    5.02 Disclosure.  Except as and to the extent required
                         ----------
          by law, without the prior written consent of the other party hereto, neither American Eco nor Dominion Bridge shall make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or permit the disclosure of the existence of discussions regarding any of the terms, conditions or other aspects of the Transactions proposed in this letter of intent, in the Time Schedule attached hereto or in Letter Agreement. If either party is required by law to make any such disclosure, not less than 24 hours prior to the release of such disclosure (or such shorter period as may be required by law upon the advice of counsel) it shall provide to the other party hereto the content of the proposed disclosure, the reasons that such disclosure is required to be made publicly by law, and the time and place that such disclosure will be made.


                    5.03 Notices.  All notices, requests, claims, demands
                         -------
          or other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, by courier or by fax; and (ii) upon receipt if sent by express mail, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                    If to American Eco then to:

                    American Eco Corporation
                    11011 Jones Road
                    Houston, Texas 77070

                    Attention:  Michael E. McGinnis, President

                    with a copy to:

                    Bruce A. Rich, Esq.
                    Reid & Priest LLP
                    40 West 57th Street
                    New York, New York 10019

                    If to Dominion Bridge then to:

                    Michel L. Marengere
                    Chairman of the Board of Directors of Dominion Bridge
                      Corporation
                    500 Notre Dame Street
                    Lachine, Quebec

                    with copies to:

                    Mr. K. Mitchell Posner
                    Managing Director
                    Legg Mason Wood Walker, Incorporated
                    1735 Market Street, Suite 1100
                    Philadelphia, Pennsylvania 19103

                    and

                    Joseph P. Galda, Esq.
                    Buchanan Ingersoll
                    1835 Market Street
                    Philadelphia, Pennsylvania 19103

          or to such other address as the person to whom such notice is given may have previously furnished to the other party in writing in the manner set forth above; provided, however, that any notice
                                         --------  -------
          of a change of address shall be effective only upon receipt thereof.

                    5.04 Legal Effect.  This letter of intent does not
                         ------------
          create any legally binding obligations, except with respect to the matters set forth in Paragraphs 4.04, 4.05, 4.06, 4.07, 5.01 and 5.02 hereof. The purpose of this letter of intent is to set forth the basis upon which the parties shall enter into good faith negotiations to conclude definitive agreements with respect to the Transactions. Drafts of such agreements shall be prepared by counsel to American Eco upon the execution and return of this letter of intent by Dominion Bridge. The parties will commence the negotiations of the definitive agreements immediately, with a view to their execution as soon as practicable. If (a) any of the events set forth in the Time Schedule attached hereto are not completed by the deadlines provided for therein, (b) definitive agreements with respect to the Loan Transaction and the Management Arrangement are not executed on or prior to March 23, 1998, or (c) a definitive agreement with respect to the Acquisition Transaction is not executed on or prior to April 6, 1998, or, in each case, by such later date or dates as shall be mutually agreed to by the parties (the "Termination Date"), this letter of intent shall be of no further force or effect and American Eco and Dominion Bridge shall not have any liability to each other, except, if applicable, with respect to the matters set forth in Paragraphs 4.07(b) and (c), 5.01 and 5.02 hereof.

                    5.05 Entire Agreement.  This letter of intent and the
                         ----------------
          attached addendum constitute the entire agreement between Dominion Bridge and American Eco as to the subject matter herein, and supersede all prior oral and written agreements except the letter referred to in Paragraph 4.04 herein. This letter of intent and the attached addendum cannot be amended, modified or terminated except by a writing executed by the parties hereto.

                    5.06 Governing Law.  This letter of intent shall be
                         -------------
          governed by, and construed in accordance with, the laws of the State of Delaware.

                             *           *             *

                    If the foregoing accurately summarizes our understanding, please so indicate by having a duly authorized officer of Dominion Bridge execute and date both copies of this letter in the space provided below and return one copy to the undersigned. If this letter is not executed and returned by 3:00 PM, Montreal time, on the date hereof, the proposed Transactions shall be null and void and this letter shall be without any legal force or effect.

                                        Very truly yours,

                                        AMERICAN ECO CORPORATION



                                        By: /s/ Michael E. McGinnis
                                           ---------------------------------
                                             Name: Michael E. McGinnis
                                             Title: Chairman, President,
                                                    and CEO

          ACCEPTED AND AGREED TO THIS
          20th DAY OF FEBRUARY, 1998


          DOMINION BRIDGE CORPORATION



          By: /s/ Michel L. Marengere
             -------------------------------
              Name: Michel L. Marengere
              Title:Chairman and CEO

PRIVATE AND CONFIDENTIAL

          LETTER AGREEMENT, DATED AS OF FEBRUARY 18, 1998, BETWEEN AND AMONG AMERICAN ECO CORPORATION, MICHEL L. MARENGERE, NICOLAS MATOSSIAN AND RENE AMYOT.

          This Letter Agreement forms an integral component of the Letter of Intent (the "Letter of Intent") between American Eco
Corporation and Dominion Bridge Corporation.

PART 1
------

(1)     Services Agreements:
        Michel L. Marengere February 28, 1998
        (base salary US $360,000 + minimum guaranty bonus US $180,000) x 5 years = US $2,700,000

        Nicolas V. Matossian January 31, 1998
        (base salary US $240,000 + minimum surplus bonus US $96,000) x 6 years = US $2,106,000

        Rene Amyot one time payment of US $250,000

(2) Non-compete signing bonus for Michel L. Marengere to equal 250,000 free trading shares of American Eco Corporation.

(3)     Cause the Dominion Bridge Corporation to:

        (i) Write-off or cancel the US $1,850,000 subscription receivable.

        (ii) Cancel the Roger Miller/Fidutech International guaranty for Edinov Corporation transaction. The total amount was written off as of September 30, 1997 fiscal year end.

(4) Waiver and indemnification letters from each party for past up to closing of AEC/DBC Acquisition Transaction.

(5)     Satisfactory release of Michel L. Marengere, Nicholas
        Matossian and Rene Amyot from personal liabilities relating to Dominion Bridge's outstanding fiduciary deductions of approximately Can $14,500,000.

PART 2
------
MICHEL L. MARENGERE
-------------------
(1) Co-Chairman of combined entity for 3 years at US $250,000 per year plus related expenses (resignation side letter post dated 6 months from close of Acquisition Transaction).

(2) Remain chairman of McConnell Dowell Corporation until the next annual meeting.

(3) Commission plan on a case-by-case basis for each transaction that Michel L. Marengere is involved with and accepted by American Eco Corporation.

(4) Services of Rosa Nespeca as Executive Secretary to Michel L. Marengere paid by American Eco Corporation up to one year.

(5) Office space for Michel L. Marengere and Rosa Nespeca for one year.

NICHOLAS V. MATOSSIAN
---------------------
Consulting Agreement for 3 years at US $150,000 per year plus related expenses.

RENE AMYOT
----------
Board of combined entity or a consulting agreement for 3 years at US $120,000 per year plus Board fees of McConnell Dowell Corporation.

GENERAL
-------
Part 1 and 2 of this Letter Agreement dated 02/18/98 to the Letter of Intent Agreement 02/20/98 shall become effective and be in full force and payable at the Closing upon the successful completion of all Phase 3 events as outlined in the Time Schedule attached to the Letter of Intent.



                                             American Eco Corporation




                                             By: /s/ Michael E. McGinnis
                                                --------------------------


                                                /s/ Michel L. Marengere
                                                --------------------------
                                                 Michel L. Marengere


                                                /s/ Nicolas V. Matossian
                                                --------------------------
                                                 Nicolas V. Matossian


                                                /s/ Rene Amyot
                                                --------------------------
                                                 Rene Amyot